UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 2)*

                             Royce Focus Trust Inc.
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
                         (Title of Class of Securities)

                                   78080N 108
                                 (CUSIP Number)

                                 July 30, 2004
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [X]   Rule 13d-1(b)

       [ ]   Rule 13d-1(c)

       [ ]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 78080N 108                  13G           Page 2 of 4 Pages
-----------------------------                       ---------------------------

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1.      NAMES OF REPORTING PERSONS:
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Chilton Investment Company, Inc.

        13-3667517
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2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a) [ ]
                                                                        (b) [X]
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3.      SEC USE ONLY

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4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        State of Delaware
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                        5.      SOLE VOTING POWER

                                375,000
       NUMBER OF        --------------------------------------------------------
        SHARES          6.      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                 0
         EACH           --------------------------------------------------------
      REPORTING         7.      SOLE DISPOSITIVE POWER
        PERSON
         WITH                   375,000
                        --------------------------------------------------------
                        8.      SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        375,000
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10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (See Instructions)
                                                                            [ ]
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        4.0%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON (See Instructions)

        IA
--------------------------------------------------------------------------------

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CUSIP No. 78080N 108                  13G           Page 3 of 4 Pages
-----------------------------                       ---------------------------

Pursuant to Rule 13-d2(b) of Regulation 13D-G under the Securities Exchange Act of 1934, as amended, the Schedule 13G initially filed on July 2, 2003 by Chilton Investment Company, Inc. (the "Reporting Person") with respect to the Common Stock, $0.01 par value (the "Common Stock"), of Royce Focus Trust Inc. (the "Schedule 13G"), as amended by Amendment No. 2 to the Schedule 13G to report a change in beneficial ownership. The Schedule 13G is hereby amended as follows:

Item 3, 4, 5 and 10 are hereby amended and restated in their entirety to read:

Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

      (a)   [ ] Broker or dealer registered under Section 15 of the Exchange
                Act.

      (b)   [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

      (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

      (e)   [X] An investment adviser in accordance with Rule
                13d-1(b)(1)(ii)(E);

      (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

      (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

      (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

      (j)   [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.           Ownership.

                  (a)   Amount beneficially owned: 375,000 shares

                  (b)   Percent of class: 4.0%

                  (c)   Number of shares as to which the person has:

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CUSIP No. 78080N 108                  13G           Page 4 of 4 Pages
-----------------------------                       ---------------------------

                  (i)   Sole power to vote or to direct the vote: 375,000
                  (ii)  Shared power to vote or to direct the vote: 0
                  (iii) Sole power to dispose or to direct the disposition of:
                        375,000
                  (iv)  Shared power to dispose or to direct the disposition of:
                        0

Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the benficial owner of more than five percent of the class of sercurities, check the following [X].

Item 10.          Certification.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  August 10, 2004

                                           Chilton Investment Company, Inc.

                                           By:
                                                --------------------------------
                                                Name:  James Steinthal
                                                Title: Senior Vice President